Exhibit 99.1

Investor Relations
(336) 615-8065
investorrelations@thefreshmarket.com

NEWS RELEASE
FOR IMMEDIATE RELEASE

The Fresh Market Names Jeffrey Ackerman Executive Vice President and Chief Financial Officer

GREENSBORO, N.C., May 20, 2013 (GLOBE NEWSWIRE) -- The Fresh Market, Inc. (Nasdaq: TFM), a high growth specialty retailer of high quality food products, today announced the appointment of Jeffrey Ackerman as its Executive Vice President and Chief Financial Officer effective June 3. Mr. Ackerman, 50, will oversee the company’s financial functions including accounting, audit, information technology, investor relations, tax, and financial planning and analysis.

“After conducting a national search, we are pleased to have attracted someone with Jeff’s strong leadership skills and deep financial and business planning expertise to our senior executive team,” said Craig Carlock, President and Chief Executive Officer. “With more than 25 years of experience across a broad range of consumer-oriented companies, Jeff’s operational mindset and retail focus are a great fit with our company and culture.”

Mr. Ackerman most recently served as Executive Vice President and Chief Financial Officer at Sealy Corporation, one of the largest bedding manufacturers in the world. Prior to Sealy, Mr. Ackerman was Vice President, Finance with Dade Behring, Inc. and held a variety of finance roles at the Frito-Lay branded snack division of PepsiCo Inc.

Mr. Ackerman holds a Masters in Business Administration from the University of Texas at Austin and a Bachelor of Science in Industrial Management from Purdue University.

About The Fresh Market, Inc.
Founded in 1982, The Fresh Market, Inc. is a specialty grocery retailer focused on providing high-quality products in a unique and inviting atmosphere with a high level of customer service. As of May 19, 2013, the Company operates 131 stores in 25 states, located in the Southeast, Midwest, Mid-Atlantic, Northeast, and West. For more information, please visit www.freshmarket.com.